Real Estate Sales Contract

This contract to buy and sell real property (the Contract”) is between Seller and Buyer as identified below and is effective on the date ("Effective Date”) of the last of the signatures by Seller and Buyer as parties to this Contract. If the Earnest Money is paid by check and payment on presentation is refused, this Contract shall be null and void.

Seller:	THOMAS FELSENTHAL and CONRAD SCHUBERTH/and/or their Assigns

Address:	Thomas Felsenthal
8949 Random Road
Fort Worth, TX 76179-2741

Phone:	(817)384-1687

E-Mail:	Tfelsenthal@charter.net

Address:	Conrad E. Schuberth
2502 N. Clark Street
Chicago, IL 60614

Phone:	773-248-3343

E-Mail:	Ceshube@comcast.net

Buyer:	W.K.C. Inc. or its permitted assigns

Address:	c/o Brian Paul, President
2803 Alta Mere
Fort Worth, Texas 76116

Phone:	(817) 732-0000

Fax:	(817) 732-2239

E-Mail:	bpfirewater@vahoo.com

Property:
Lot 6-A-R, Block 5, Alta Mere Addition, being a revision of Lot 6-A, Block 5, Alta Mere Addition to the City of Fort Worth, Tarrant County, Texas, according to the revised Plat recorded in Volume 388-117, Page 51, Plat Records, Tarrant County, Texas (excluding any and all mineral rights).

Title Company:	Stewart Title
C/O Gerry Orth
2501 Parkview Ste. 123
Fort Worth, TX 76102

Purchase Price

Cash portion:	$100,000.00

Seller financed portion:	$2,400,000.00

Total purchase price:	$2,500,000.00

At closing, Buyer will execute a Note payable to Sellers for the purchase price less cash payment set forth above. Such Note shall be secured by a Deed of Trust in favor of Sellers, as well as a security agreement from Buyer to Seller whereby Buyer shall grant to Seller a lien on the business assets of Buyer located on the Property. Such Note, Deed of Trust and Security Agreement shall be in the form attached hereto as Appendix "A"and "B" respectively and shall contain the following terms and conditions:

a.	Principal balance of Note: $2,400,000.00

b.
Interest rate and payment schedule: The Note shall be amortized over nine (9) years with a balloon payment of all remaining principal and interest due six (6) years after the date the Note is executed; The Note shall accrue interest during the first two (2) years at the rate of 7.25 percent and monthly payments for the first two (2) years of the Note shall be $30,219.86; The Note shall accrue interest during the third and fourth year at the rate of 8.25 percent and monthly payments for years three and four of the Note shall be $31,308.01; The Note shall accrue interest during years five and six at the rate of 9.25 percent and monthly payments for years five and six of the Note shall be $32,050.37;

c.	There will be no penalty for the pre-payment of any principal owed on the Note, however, pre-payment of principal shall only be permitted in amounts of $50,000.00 or more;

d.
The Deed of Trust with Vendor's Lien shall include a provision requiring Buyer to maintain general liability insurance in the amount of at least $3,000,000.00, and casualty insurance in the amount of at least $2,000,000.00, and both policies shall name Sellers and/or their Assigns as additional insureds, and as the Loss Payee on the casualty insurance. Buyer shall not demolish or remove any improvements from the Property without Seller's prior written consent.

e.
Seller reserves from the conveyance of the Property all oil, gas, and other minerals in and under and that may be produced from the Property and presently owned by Seller. In connection with such reservation, Seller agrees to waive and relinquish any use of the surface of the Property for the exploration and/or removal of oil, gas or other minerals, and the right to place or maintain any structures, improvements, equipment or pipelines in, on, under or across the Property. Such surface waiver will be included in the General Warranty Deed to be delivered at Closing.

Earnest Money:	$100,000.00

County for Performance:	Tarrant County, Texas

A.	Deadlines and Other Dates

All deadlines in this Contract expire at 5:00 P.M. local time where the Property is located. If a deadline falls on a Saturday, Sunday, or national holiday, the deadline will be extended to the next day that is not a Saturday, Sunday, or national holiday. A national holiday is a holiday designated by the federal government. Time is of the essence.

1.    EarnestMoney Deadline:  $100,000.00 shall be paid to the Title Company no later than 2 business days following the final execution of this Contract. All earnest money shall be held by the Title Company in an interest bearing account (with such interest being paid to the party entitled to receive the Earnest Money Deposit pursuant to this Contract), and is non-refundable if Buyer fails to close for any reason except in the event of Seller's default hereunder or the termination of this Contract by Buyer pursuant to a right to do so granted elsewhere in this Contract.

2.    Closing Date:  The Closing (herein so called) of the purchase and sale of the Property shall be held at the offices of the Title Company on or before April 23, 2007, or within 7 days after objections to title have been cured, whichever date is later (it being the intent of Buyer that it may accelerate the Closing Date upon compliance with all conditions to closing required of Buyer hereunder).

B.	Closing Documents

1.	At closing, Seller will deliver the following items:

General Warranty Deed with Vendor's Lien;

The Owner's Policy of Title Insurance; and

A written agreement terminating the existing lease agreement between the parties.

2.	At closing, Buyer will deliver the following items:

Note, Deed of Trust, and Security Agreement.

C.	Purchase and Sale of Property

Seller agrees to sell and convey the Property to Buyer, and Buyer agrees to buy and pay Seller for the Property. The promises by Buyer and Seller stated in this Contract are the consideration for the formation of this Contract.

D.	Title and Survey

1.    Review of Title.  The following statutory notice is provided to Buyer on behalf of the real estate licensees, if any, involved in this transaction: Buyer is advised that it should either have the abstract covering the Property examined by an attorney of Buyer's own selection or be furnished with or obtain a policy of title insurance.

2.    Title Commitment; Title Policy.  "Title Commitment" means a Commitment for Issuance of an Owner Policy of Title Insurance by Title Company, as agent for Underwriter, stating the condition of title to the Property. The "effective date" stated in the Title Commitment must be after the Effective Date of this Contract. "Title Policy" means an Owner Policy of Title Insurance issued by Title Company, as agent for Underwriter, in conformity with the last Title Commitment delivered to and approved by Buyer in the full amount of the Purchase Price. Buyer shall obtain an Owner's Title Policy and a Mortgagee's Title Policy. Buyer and Seller shall each pay one-half of the premium for the Owner's Title Policy, and Buyer shall pay 100% of the premium for the Mortgagee's Title Policy.

3.    Survey.  "Survey" means an on-the-ground, staked plat of survey and metes-and- bounds description of the Land, prepared by Surveyor or another surveyor satisfactory to Title Company, and certified to comply with the current standards and specifications as published by the Texas Society of Professional Surveyors for the Survey Category. Buyer shall pay 100% of the cost of the Survey, except in the event of Seller's Default (defined in Paragraph H 1. below).

4.    Delivery of Title Commitment, Survey, and Legible Copies.  Seller shall deliver the Survey, the Title Commitment and legible copies of the title instruments to Buyer as soon as the same are available, but not later than 20 days following the effective date of this Contract.

5.    Title Objections.   Buyer has ten (10) days after the delivery of both the Title Commitment and the Survey ("Title Objection Deadline") to review the Survey, Title Commitment, and legible copies of the title instruments referenced in them and notify Seller of Buyer's objections to any of them ("Title Objections"). Buyer will be deemed to have approved all matters reflected by the Survey and Title Commitment to which Buyer has made no Title Objection by the Title Objection Deadline. The matters that Buyer either approves or is deemed to have approved are "Permitted Exceptions." If Buyer notifies Seller of any Title Objections, Seller has 30 days from receipt of Buyer's notice to notify Buyer whether Seller agrees to cure the Title Objections before closing ("Cure Notice"). If Seller does not timely give its Cure Notice or timely gives its Cure Notice but does not agree to cure all the Title Objections before closing, Buyer may, within five days after the deadline for the giving of Seller's Cure Notice, notify Seller that either this Contract is terminated, in which case Buyer shall be entitled to the return of all Earnest Money, if any, on deposit with the Title Company. Alternatively, Buyer may elect to proceed to close, subject to Seller's obligations to resolve the items listed in Schedule C of the Title Commitment, remove the liquidated liens, remove all exceptions that arise by, through, or under Seller after the Effective Date, and cure only the Title Objections that Seller has agreed to cure in the Cure Notice. At or before closing, Seller must resolve the items that are listed on Schedule C of the Title Commitment, remove all liquidated liens, remove all exceptions that arise by, through, or under Seller after the Effective Date of this Contract, and cure the Title Objections that Seller has agreed to cure.

E.	Condition of the Property until Closing; Cooperation; No Recording of Contract

1.    Maintenance and Operation.   Until closing, Buyer will maintain the Property as it existed on the Effective Date, except for reasonable wear and tear and casualty damage.

2.    Current Lease.  Buyer shall continue to lease the property from Seller and Seller shall continue to lease the property to Buyer, and Buyer and Seller shall fully comply with the terms of the lease agreement currently in effect between the parties.

3.    Casualty Damage.   Seller will notify Buyer promptly after discovery of any casualty damage to the Property. Seller will have no obligation to repair or replace the Property if it is damaged by casualty before closing, subject to the terms of the existing lease agreement. Buyer may terminate this Contract if the casualty damage that occurs before closing would materially affect Buyer's intended use of the Property, by giving notice to Seller within fifteen days after receipt of Seller's notice of the casualty (or before closing if Seller's notice of the casualty is received less than fifteen days before closing). The casualty damage will be deemed to materially affect Buyer's intended use if the estimated amount of the damage exceeds 30 percent or more of the Purchase Price. If Buyer does not terminate this Contract, Seller will (a) convey the Property to Buyer in its damaged condition, (b) assign to Buyer all of Seller's rights under any property insurance policies covering the Property.

4.    Condemnation.   Seller will notify Buyer promptly after Seller receives notice that any part of the Property has been or is threatened to be condemned or otherwise taken by a governmental or quasi-governmental authority. Buyer may terminate this Contract if the condemnation would materially affect Buyer's intended use of the Property by giving notice to Seller within fifteen days after receipt of Seller's notice to Buyer (or before closing if Seller's notice is received less than fifteen days before closing). If Buyer does not terminate this Contract, (a) Buyer and Seller will each have the right to appear and defend their respective interests in the Property in the condemnation proceedings, (b) any award in condemnation will be assigned to Buyer, and (c) if the taking occurs before closing, the description of the Property will be revised to delete the portion taken.

5.    Claims;Hearings.  Seller will notify Buyer promptly of any claim or administrative hearing that is threatened, filed, or initiated before closing that affects the Property.

6.    Cooperation.   Seller will cooperate with Buyer (a) before and after closing, to transfer the applications, permits, and licenses held by Seller and used in the operation of the Property and (b) before closing, with any reasonable evaluation, inspection, audit, or study of the Property prepared by, for, or at the request of Buyer.

7.    No Recording.   Buyer may not file this Contract or any memorandum or notice of this Contract in the real property records of any county. If, however, Buyer records this Contract or a memorandum or notice, Seller may terminate this Contract and record a notice of termination.

F.	Termination

1.    Duties after Termination. If this Contract is terminated, Buyer will promptly return to Seller all documents relating to the Property that Seller has delivered to Buyer and all copies that Buyer has made of the documents. After return of the documents and copies, neither party will have further duties or obligations to the other under this Contract, except for those obligations that cannot be or were not performed before termination of this Contract.

G.	Closing

1.    Closing. This transaction will close at Title Company's offices at the Closing Date and Closing Time. At closing, the following will occur:

a.
Closing Documents   The parties will execute and deliver the Closing Documents, and such other documents as are typically required by the Title Company in connection with the purchase and sale of Real Property in Tarrant County, Texas.

b.
Payment of Purchase Price.  Buyer will deliver the Purchase Price and other amounts that Buyer is obligated to pay under this Contract to Title Company in funds acceptable to Title Company. The Earnest Money will be applied to the Purchase Price.

c.
Disbursement of Funds; Recording; Copies.  Title Company will be instructed to disburse the Purchase Price and other funds in accordance with this Contract, record the deed and the other Closing Documents directed to be recorded, and distribute documents and copies in accordance with the parties' written instructions.

d.	Delivery of Originals. Seller will deliver to Buyer the originals of Seller's Records.

e.
Possession.   Seller will deliver possession of the Property to Buyer, subject to the Permitted Exceptions existing at closing and any lien and security interest in favor of Seller, if the sale is Seller-financed.

2.	Transaction Costs

a.
Seller's Costs.   Seller will pay one-half of the premium for the Owner's Title Policy, one-half of the escrow fee charged by Title Company; the costs to prepare the deed; the costs to obtain, deliver, and record releases of all liens to be released at closing; the costs to record all documents to cure Title Objections agreed to be cured by Seller; Title Company's inspection fee to delete from the Title Policy the customary exception for parties in possession; the costs to obtain the Survey and certificates or reports of ad valorem taxes; the costs to deliver copies of the instruments described in section D.4.; and Seller's expenses and attorney's fees.

b.
Buyer's Costs.  Buyer will pay one-half of the escrow fee charged by Title Company; one-half of the premium for the Owner's Title Policy and the entire premium for the Mortgagee's Title Policy; the costs to obtain, deliver, and record all documents other than those to be recorded at Seller's expense; the additional premium for the "survey/area and boundary deletion" in the Title Policy, if the deletion is requested by Buyer; the costs of work required by Buyer to have the survey reflect matters other than those required under this Contract; the costs to obtain financing of the Purchase Price, including the incremental premium costs of mortgagee's title policies and endorsements and deletions required by Buyer's lender; and Buyer's expenses and attorney's fees.

c.
Ad Valorem Taxes.  Ad valorem taxes for the Property for the calendar year of closing will be paid by Buyer. Seller will promptly notify Buyer of all notices of proposed or final tax valuations and assessments that Seller receives after the Effective Date and after closing. All taxes due as of closing will be paid at closing. If the Property has been the subject of special valuation and reduced tax assessments pursuant to the provisions of chapter 23, subchapter D, of the Texas Tax Code with respect to any period before the closing and additional taxes are assessed pursuant to section 23.55 thereof, the following will apply:

(1)	If Seller changes the use of the Property before closing, resulting in the assessment of additional taxes for periods before closing, Seller will pay the additional taxes.

(2)	If this sale or Buyer's use of the Property results in the assessment of additional taxes for periods before closing, Buyer will pay the additional taxes.

d.
Postclosing Adjustments.  If errors in the prorations made at closing are identified within ninety days after closing, Seller and Buyer will make postclosing adjustments to correct the errors within fifteen days of receipt of notice of the errors.

e.
Brokers' Commissions.  Buyer and Seller each indemnify and agree to defend and hold the other party harmless from any loss, attorney's fees, and court and other costs arising out of a claim by any person or entity claiming by, through, or under the indemnitor for a broker's or finder's fee or commission because of this transaction or this Contract, whether the claimant is disclosed to the indemnitee or not. At closing, each party will provide the other party with a release of broker's or appraiser's liens from all brokers or appraisers for which each party was responsible.

f.
Lease Agreement.  Rent for the month of closing and all other charges due Seller under the existing lease agreement shall be prorated at the Closing, effective as of the Closing Date, using the best available computations of such items. At the Closing, the existing lease agreement shall be terminated and the parties shall have no further obligations to each other thereunder except those that expressly survive its termination.

3.    Issuance of Title Policy.  Buyer will cause Title Company to issue the Mortgagee Title Policy to Seller as soon as practicable after closing.

H.	Default and Remedies

1.    Seller's Default.  If Seller fails to perform any of its obligations under this Contract ("Seller's Default"), Buyer may elect either of the following as its sole and exclusive remedy:

a.	Termination; Liquidated Damages. Buyer may terminate this Contract by giving notice to Seller on or before the Closing Date, and receive a full and immediate refund of the Earnest Money.

b.
Specific Performance.  Buyer may enforce specific performance of Seller's obligations under this Contract. If title to the Property is conveyed to Buyer as a result of Buyer's selection of this remedy, the conveyance will be subject to the matters stated in the Title Commitment.

2.    Buyer's Default. If Buyer fails to perform any of its obligations under this Contract ("Buyer's Default"), Seller may elect either of the following as its sole and exclusive remedy:

a.	Termination; Liquidated Damages. Seller may terminate this Contract by giving notice to Buyer on or before the Closing Date and Closing Time and retain the Earnest Money.

b.
Specific Performance.  Seller may enforce specific performance of Buyer's obligations under this Contract. If title to the Property is conveyed to Buyer as a result of Seller's selection of this remedy, the conveyance will be subject to the matters stated in the Title Commitment.

3.    Liquidated Damages.  Seller arid Buyer agreeing that actual damages due to Buyer's default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances and represents the maximum amount Seller is entitled to recover from Buyer as a result of its default under this Contract.

4.    Attorney's Fees.  If either party retains an attorney to enforce this Contract, the party prevailing in litigation is entitled to recover reasonable attorney's fees and court and other costs.

I.	Miscellaneous Provisions

1.    Notices. Any notice required by or permitted under this Contract must be in writing. Any notice required by this Contract will be deemed to be delivered (whether actually received or not) when deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this Contract. Notice may also be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received. Any address for notice may be changed by written notice delivered as provided herein. Copies of each notice must be given by one of these methods to the attorney of the party to whom notice is given.

2.    Entire Contract.  This Contract, together with its exhibits, and any Closing Documents delivered at closing constitute the entire agreement of the parties concerning the sale of the Property by Seller to Buyer. There are no oral representations, warranties, agreements, or promises pertaining to the sale of the Property by Seller to Buyer not incorporated in writing in this Contract.

3.    Amendment.  This Contract may be amended only by an instrument in writing signed by the parties.

4.    Assignment.  Except as otherwise provided for herein, Buyer may not assign this Contract or any of Buyer's rights under it without Seller's prior written consent, and any attempted assignment is void. This Contract binds, benefits, and may be enforced by the parties and their respective heirs, successors, and permitted assigns. Seller hereby acknowledges that Rick's Cabaret International, Inc., the prospective purchaser of 100% of the issued and outstanding common stock of Buyer and referred to in subparagraph 14 below and its wholly- owned subsidiary, RCI Holdings, Inc., are each a permitted assignee of Buyer under this Paragraph I (4).

5.    Survival.  The obligations of this Contract that cannot be performed before termination of this Contract or before closing will survive termination of this Contract or closing, and the legal doctrine of merger will not apply to these matters. If there is any conflict between the Closing Documents and this Contract, the Closing Documents will control.

6.    Choice of Law; Venue; Alternative Dispute Resolution.  This Contract will be construed under the laws of the state of Texas, without regard to choice-of-law rules of any jurisdiction. Venue is in Tarrant County, Texas, except as otherwise provided by applicable law. Time permitting, the parties will submit in good faith to an alternative dispute resolution process before filing a suit concerning this Contract.

7.    Waiver of Default.  It is not a waiver of default if the nondefaulting party fails to declare immediately a default or delays taking any action with respect to the default.

8.    No Third-Party Beneficiaries.  There are no third-party beneficiaries of this Contract.

9.    Severability.  The provisions of this Contract are severable. If a court of competent jurisdiction finds that any provision of this Contract is unenforceable, the remaining provisions will remain in effect without the unenforceable parts.

10.    Ambiguities Not to Be Construed against Party Who Drafted Contract.  The rule of construction that ambiguities in a document will be construed against the party who drafted it will not be applied in interpreting this Contract.

11.    No Special Relationship.  The parties' relationship is an ordinary commercial relationship, and they do not intend to create the relationship of principal and agent, partnership, joint venture, or any other special relationship.

12.    Counterparts.  If this Contract is executed in multiple counterparts, all counterparts taken together will constitute this Contract.

13.    Confidentiality.  The parties will keep confidential this Contract, this transaction, and all information learned in the course of this transaction, except to the extent disclosure is permitted under this Contract or is in furtherance of the performance of this Agreement by a party, or is required by law or court order or to enable third parties to advise or assist Buyer to investigate the Property or either party to close this transaction.

14.    Change of Control.  The parties acknowledge that BLP Holdings, LLC., a Texas limited liability company, and the owner of 100% of the outstanding common stock of Buyer ("BLP") is negotiating the sale of 100% of the outstanding common stock of Buyer (the "WKC Stock") to Rick's Cabaret International, Inc., a Texas corporation ("Rick's"). As an additional inducement for the execution of this Contract by Seller, BLP agrees to deposit the sum of $150,000.00 in cash or certified funds (the "BLP Deposit"), with Seller on the Closing Date. Concurrently with the execution of this Contract, Seller and BLP shall execute an agreement providing for the disposition of the BLP Deposit following delivery to Seller. Such agreement shall contain the following terms and conditions:

(a)    Seller agrees to release to BLP the sum of $12,500.00 each month following the Closing, for a period of 12 months thereafter, provided that, as a condition to the delivery of each monthly payment of $12,500.00 to BLP, Seller has received from Buyer the monthly installment of principal and interest due under the Note for such month;

(b)    If Seller does not receive the monthly installment due Seller under the Note, Seller shall retain, as Liquidated damages, the sum of $12,500.00 otherwise due BLP from the BLP Deposit.

Seller acknowledges and agrees that in the event there does not occur a Change of Control of Buyer to Rick's at or contemporaneous with the closing of the transactions contemplated hereunder, then BLP shall be relieved of any obligation to deliver the BLP Deposit to Seller.

SELLER:

/s/ Thomas Felsenthal	4/4/07
THOMAS FELSENTHAL	Date

CONRAD E. SCHUBERTH	Date

BUYER:

W.K.C. Inc.

By:	/s/ Brian Paul	4/4/07
	Brian Paul, President	Date

(b)    If Seller does not receive the monthly installment due Seller under the Note, Seller shall retain, as liquidated damages, the sum of $12,500.00 otherwise due BLP from the BLP Deposit

Seller acknowledges and agrees that in the event there does not occur a Change of Control of Buyer to Rick's at or contemporaneous with the closing of the transactions contemplated hereunder, then BLP shall be relieved of any obligation to deliver the BLP Deposit to Seller.

SELLER:

THOMAS FELSENTHAL	Date

/s/ Conrad E Schuberth	April 4, 2007
CONRAD E. SCHUBERTH	Date

BUYER:

W.K.C. Inc.

By:
	Brian Paul, President	Date